Exhibit 99.1

PRESS RELEASE

For Immediate Release

Contact:                 Jim Wise  (618) 474-7476

Erin Williams (618) 474-7465

ARGOSY GAMING COMPANY

REPORTS FIRST QUARTER 2005 EARNINGS

Alton, IL, April 28, 2005 — Argosy Gaming Company (NYSE:AGY) today announced first quarter results for the period ended March 31, 2005.  Earnings per diluted share (“EPS”) were $0.71 on net income of $21.3 million, as compared to $0.13 per diluted share on net income of $4.0 million for the first quarter of 2004.   Included in the results of the first quarter of 2004 are $25.3 million of expenses, or $0.50 per share, associated with the February 2004 refinancing of the Company’s outstanding 10 ¾% notes due 2009.  Included in the first quarter results of 2005 are $2.7 million of expenses, or $0.05 per share, associated with the proposed merger with Penn National Gaming.

Net revenues were $271.0 million for the first quarter of 2005, up $6.9 million from $264.1 million in the first quarter of 2004.  Of note, net revenues at Argosy’s Baton Rouge property were up 18.0%, from first quarter results of $22.4 million in 2004 to $26.4 million in 2005, in part due to visitors to the city for a bowling congress that runs from February 12th through July 4th of this year.  At Argosy Casino — Sioux City, net revenues for the first quarter were up 16.7%, from $11.3 million in 2004 to $13.2 million in 2005, following the addition of the renovated boat formerly used at the Company’s Riverside property.

Argosy’s EBITDA (earnings before interest, taxes, depreciation and amortization) for the quarter was $68.6 million for the first quarter 2005, including the expenses related to the Penn merger, compared to $42.0 million for the first quarter 2004, including the expenses for the refinancing mentioned above.  Excluding the merger and financing costs, EBITDA increased 6.0%, primarily due to improved performance at the Company’s Baton Rouge and Alton properties.

The Company’s EBITDA margin (EBITDA as a percent of net revenues) for the quarter was 26.3%, up from 25.5% the same quarter last year, excluding merger and refinancing costs.  At the property level, the EBITDA margin improved at every Argosy location except for Empress Casino Joliet.  The Company is currently accruing for gaming taxes at its Illinois properties using the existing graduated tax tables.  Current legislation calls for a rollback to lower rates beginning July 1, 2005.  Had the Company accrued the Illinois gaming taxes based on a rollback occurring, EPS for the quarter would have been approximately $0.05 higher.

Argosy reported that debt decreased from $814.1 million as of December 31, 2004 to $803.2 million as of March 31, 2005.  The Company spent $8.3 million in maintenance capital during the first quarter of 2005.  Project capital for the quarter, which was primarily for work on the new $75 million hotel and garage project in Riverside and an expansion at the Company’s Lawrenceburg property, was $8.5 million.

Based on analysis of the potential for the Cincinnati market, the Company has initiated the approval process to complete a major capital expansion project in Lawrenceburg.  The project would include the replacement of the existing three-level boat with a larger single-level boat that would add approximately 1,200 gaming positions to the existing 2,875.  The expansion plan would also provide a substantial increase in parking by adding a new, 1,500-space garage as well as surface parking for an additional 350 cars.  This nearly doubles the available on-site parking.  The total cost of the project is estimated to be approximately $250 million, and would be partially offset by a 10-year, $50 million incentive credit from the City of Lawrenceburg.  Pending regulatory approval, the Company expects to begin construction later this year, with completion of the garage near the end of 2006 and of the casino in late 2007.

The transaction with Penn National Gaming is on schedule, with an anticipated closing in the third quarter of this year.  The Company is assisting Penn in their efforts to divest Argosy’s Baton Rouge property to expedite securing necessary approvals.  Any agreement between Penn and a potential purchaser of the property would be subject to the closing of the Argosy/Penn merger.  Pursuant to the merger agreement between Argosy and Penn, Argosy has agreed not to provide any guidance concerning its expected earnings or other performance.

Argosy will host a conference call for interested parties on April 28, 2005, at 11:00 a.m. EDT to review its first quarter 2005 results. Call participants should dial (706) 634-1306 ten to fifteen minutes before the call and reference ID #5541059.  The call will be broadcast live via the Internet and may be accessed through our web site at www.argosy.com.  A replay of the call will be available at our web site through May 12, 2005.

Argosy Gaming Company is a leading owner and operator of casinos and related entertainment and hotel facilities in the midwestern and southern United States. Argosy owns and operates the Argosy Casino-Alton in Illinois, serving the St. Louis metropolitan market; the Argosy Casino-Riverside in Missouri, serving the greater Kansas City metropolitan market; the Argosy Casino-Baton Rouge in Louisiana; the Argosy Casino-Sioux City in Iowa; the Argosy Casino-Lawrenceburg in Indiana, serving the Cincinnati and Dayton metropolitan markets; and the Empress Casino Joliet in Illinois serving the greater Chicagoland market.

This press release contains statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.   These forward-looking statements generally can be identified by phrases such as the Company or its management “believes,” “anticipates,” “expects,” “forecasts,” “estimates,”   “foresees,” or other words or phrases of similar import.    Similarly, such statements herein that describe the Company’s business outlook, objectives, strategy, intentions or goals are also forward-looking statements.  All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected, including but not limited to:

-                                            competitive and general economic conditions in the markets in which the Company operates, including locations of competitors and legalization of gaming in new jurisdictions;

-                                            construction factors relating to the Company’s expansion projects, including delays, zoning issues, environmental restrictions, weather and other hazards, site access matters and building permit issues;

-                                            the ability to effectively implement operational changes at the Company’s properties; litigation outcomes, judicial actions and gaming legislative or regulatory agency actions (including obtaining the requisite approval of regulatory authorities for the proposed merger between Argosy and Penn National Gaming);

-                                            the effect of economic, credit and capital market conditions on the economy in general, and on gaming companies in particular;

-                                            changes in laws (including increased tax rates), regulations or accounting standards;

-                                            the effect of future legislation or regulatory changes on the Company’s operations (including legalization of gaming in new jurisdictions);

-                                            other risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission.

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ARGOSY GAMING COMPANY

CONSOLIDATED STATEMENTS OF INCOME

(In Thousands, Except Per Share Data)

	Three Months Ended
	March 31, 2005	March 31, 2004

Revenues:
Casino	$274,983	$266,007
Admissions	5,529	5,360
Food, beverage and other	28,298	26,460
	308,810	297,827
Less promotional allowances	(37,793)	(33,738)
Net revenues	271,017	264,089

Costs and expenses:
Gaming and admission taxes	95,826	91,578
Casino	31,531	32,574
Selling, general and administrative	44,166	44,176
Food, beverage and other	20,133	18,601
Other operating expenses	10,738	9,863
Depreciation and amortization	15,626	14,225
	218,020	211,017
Income from operations	52,997	53,072

Other income (expense):
Interest income	78	21
Interest expense	(14,653)	(18,051)
Expense on early retirement of debt	—	(25,277)
	(14,575)	(43,307)

Income before income taxes	38,422	9,765

Income tax expense	(17,098)	(5,805)

Net income	$21,324	$3,960

Basic income per share	$0.72	$0.13

Diluted income per share	$0.71	$0.13

Weighted average shares outstanding:
Basic	29,556,028	29,345,773

Diluted	29,853,912	29,561,807

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ARGOSY GAMING COMPANY AND SUBSIDIARIES

SELECTED FINANCIAL INFORMATION

SUMMARY OPERATING DATA

(In Thousands)

	Three Months Ended
	March 31, 2005	March 31, 2004

Casino Revenues
Argosy Casino - Alton	$28,306	$27,186
Argosy Casino - Riverside	39,787	38,238
Argosy Casino - Baton Rouge	24,521	21,695
Argosy Casino - Sioux City	13,746	11,686
Argosy Casino - Lawrenceburg	112,371	112,002
Empress Casino Joliet	56,252	55,200
Total	$274,983	$266,007

Net Revenues
Argosy Casino - Alton	$27,209	$26,044
Argosy Casino - Riverside	37,091	37,930
Argosy Casino - Baton Rouge	26,364	22,351
Argosy Casino - Sioux City	13,238	11,346
Argosy Casino - Lawrenceburg	112,695	112,933
Empress Casino Joliet	54,420	53,485
Total	$271,017	$264,089

Income (loss) from operations
Argosy Casino - Alton	$4,574	$3,158
Argosy Casino - Riverside	7,925	9,384
Argosy Casino - Baton Rouge	4,603	2,625
Argosy Casino - Sioux City	3,264	2,419
Argosy Casino - Lawrenceburg	33,212	33,116
Empress Casino Joliet	10,537	10,355
Corporate	(11,118)	(7,985)
Total	$52,997	$53,072

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ARGOSY GAMING COMPANY AND SUBSIDIARIES

SELECTED FINANCIAL INFORMATION

RECONCILIATION OF NET INCOME TO EBITDA (1)

(In Thousands, unaudited)

	Three months ended March 31, 2005		Three months ended March 31, 2004
Net income (2)		$21,324		$3,960
Income tax expense		17,098		5,805
Interest expense, net		14,575		18,030

Depreciation and amortization expense:
Argosy Casino - Alton	$1,634		$1,552
Argosy Casino - Riverside	3,915		2,461
Argosy Casino - Baton Rouge	2,406		2,266
Argosy Casino - Sioux City	972		1,123
Argosy Casino - Lawrenceburg	3,701		3,412
Empress Casino Joliet	2,346		2,800
Corporate (3)	652		611
Total	15,626	15,626	14,225	14,225

EBITDA (1):
Argosy Casino - Alton	6,208		4,710
Argosy Casino - Riverside	11,840		11,845
Argosy Casino - Baton Rouge	7,009		4,891
Argosy Casino - Sioux City	4,236		3,542
Argosy Casino - Lawrenceburg	36,913		36,528
Empress Casino Joliet	12,883		13,155
Corporate (2) (3)	(10,466)		(32,651)
Total	$68,623	$68,623	$42,020	$42,020

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ARGOSY GAMING COMPANY

NOTES TO SELECTED FINANCIAL INFORMATION

(in thousands)

(1)

“EBITDA” represents earnings before interest, taxes, depreciation and amortization. EBITDA is presented solely as a supplemental disclosure because management believes it is 1) a widely used measure of operating performance in the gaming industry, 2) a principal basis for valuation of gaming companies and 3) is used as a basis for determining compliance with our credit facility. Management uses property-level EBITDA (EBITDA before corporate expense) and EBITDA margin (EBITDA as a percent of net revenues) as the primary measures of our properties’ performance, including the evaluation and compensation of operating personnel. EBITDA should not be construed as an alternative to GAAP-based financial measures such as operating income, an indicator of our operating performance, or cash flows from operating activities, a measure of our liquidity. We have significant uses of cash flows, including capital expenditures, interest payments, taxes and debt principal repayments, which are not reflected in EBITDA. We believe the performance of our operating units is more appropriately measured before these expenses, since the allocation of our capital is decided by corporate management and is subject to the approval of the board of directors. In addition, we manage cash and finance our operations at the consolidated level and we file a consolidated income tax return. We do not consider EBITDA in isolation. Our calculation of EBITDA may not be comparable to similarly titled measures reported by other companies.

(2)	Includes $25,277 of pre-tax expense on early retirement of debt for the three months ended March 31, 2004.

(3)

Because we do not include corporate expense in our computation, property-level EBITDA does not reflect all the costs of operating the properties as if each were a stand-alone business unit. Corporate expense includes significant expenses necessary to manage a multiple casino operation, certain of which, such as corporate executive compensation, development, public company reporting, treasury, accounting, legal and tax expenses, would also be required of a typical stand-alone casino property.

ARGOSY GAMING COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

(In Thousands, Except Share and Per Share Data)

	March 31, 2005	December 31, 2004
	(unaudited)
Current assets:
Cash and cash equivalents	$77,434	$80,069
Accounts receivable, net	4,333	3,534
Income taxes receivable	—	8,705
Deferred income taxes	14,560	14,224
Other current assets	10,077	10,064
Total current assets	106,404	116,596

Net property and equipment	547,864	544,929
Other assets:
Deferred finance costs, net	18,782	19,576
Goodwill, net	727,470	727,470
Intangible assets, net	23,696	24,263
Other	6,880	5,622
Total other assets	776,828	776,931
Total assets	$1,431,096	$1,438,456

Current liabilities:
Accounts payable	$12,131	$10,032
Accrued payroll and related expenses	24,365	25,447
Accrued gaming and admission taxes	21,672	12,424
Other accrued liabilities	49,173	76,317
Accrued interest	7,194	17,627
Income taxes payable	2,722	—
Current maturities of long-term debt	2,559	2,512
Total current liabilities	119,816	144,359

Long-term debt	800,622	811,615
Deferred income taxes	113,673	107,794
Other long-term obligations	2,459	1,926

Stockholders' equity:
Common stock, $.01 par; 120,000,000 shares authorized; 29,566,639 and 29,553,772 shares issued and outstanding at March 31, 2005 and December 31, 2004, respectively	296	296
Capital in excess of par	99,020	98,580
Retained earnings	295,210	273,886
Total stockholders' equity	394,526	372,762
Total liabilities and stockholders' equity	$1,431,096	$1,438,456

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